Exhibit 99.1

NEWS RELEASE

Rambus Announces Proposed $100 Million Convertible Senior Notes Offering

SUNNYVALE, Calif. — August 12, 2013 — Rambus Inc. (NASDAQ: RMBS) today announced its intention to offer, subject to market conditions and other factors, $100 million aggregate principal amount of its convertible senior notes due 2018 in a private placement to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Act”).  Rambus also expects to grant the initial purchasers of the notes a 30-day option to purchase up to an additional $15 million aggregate principal amount of the notes to cover over-allotments, if any.

The notes will be unsecured, unsubordinated obligations of Rambus, and interest will be payable semi-annually. Prior to May 15, 2018, the notes will be convertible at the option of the holders only during certain periods upon the occurrence of specified events, and thereafter until the close of business on the second scheduled trading day immediately preceding the maturity date, the notes will be convertible at the option of the holders at any time. The notes will be convertible, subject to certain conditions, into cash up to the aggregate principal amount of the notes to be converted, and any excess conversion value will be convertible into cash, shares of common stock or a combination of cash and shares of common stock, at Rambus’ election. Final terms of the notes, including the interest rate, initial conversion rate and other terms, will be determined by negotiations between Rambus and the initial purchasers of the notes.

Rambus intends to use the net proceeds of the offering for working capital and other general corporate purposes, which may include financing potential acquisitions and strategic transactions and repayment of indebtedness, including Rambus’ 5% convertible senior notes due 2014.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities and shall not constitute an offer, solicitation, or sale in any jurisdiction in which such offer, solicitation, or sale is unlawful. Any offer of the securities will be made only by means of a private offering memorandum.  The notes and the shares of common stock issuable upon conversion of the notes, if any, will not be registered under the Act or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Act and applicable state laws.

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Press contact:

Darah Roslyn

SchwartzMSL for Rambus Inc.

(415) 817-2519

rambus@schwartzmsl.com